Exhibit 99.1

Heska Corporation:
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com
Heska Announces Acquisition of Cuattro Assets
Company moves to address related party items

LOVELAND, CO, November 30, 2018 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today announced that its Heska Imaging, LLC (“Heska Imaging”) subsidiary reached agreement with Cuattro, LLC (“Cuattro”) to purchase certain software and related assets (the “Software”) and to terminate the related license and supply agreements between Heska Imaging and Cuattro (collectively, the “Transactions”). The related license and supply agreements were originally agreed to as part of the Company’s 2013 acquisition of a majority interest in Cuattro Veterinary USA, LLC, a predecessor entity to Heska Imaging. The Company’s Chief Executive Officer and President, Kevin Wilson and related family persons or entities own a 100% interest in Cuattro. The aggregate purchase price of the Software is $8.2 million, consisting of $2.75 million in cash and 54,763 shares of the Company’s common stock.

Heska’s Chair, Scott Humphrey, commented, “We have received investor feedback advising it would be best for us to eliminate the related party obligations, expenses, balances, and reporting associated with Cuattro since 2013. The Transactions address these concerns and are in the best interest of our stockholders. We believe the Transactions will eliminate distractions and allow us to more strongly focus on our collective success in 2019 and beyond.”

The Company expects the required closing conditions to be met and the Transactions to close prior to the end of 2018.

The Transactions also require Cuattro, without further compensation, to assist Heska Imaging to implement data migration to a third-party image hosting platform and to continue to provide hosting and other cloud-related services to Heska Imaging until completion of this obligation, under certain terms, provided Heska Imaging cooperates with Cuattro to complete the transition.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to the Company’s and Cuattro’s ability to execute the steps required to consummate the Transactions; risks regarding Mr. Wilson’s ongoing interest and responsibilities regarding Cuattro, LLC and Cuattro Medical, LLC, which may serve to distract him in his service to the Company; uncertainties related to investor reaction to the Transactions; uncertainties regarding to any enhanced productivity that may result from minimizing related party concerns within the Company; uncertainties regarding related party matters that may continue following the Transactions or that may arise in the future; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2017.